UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2008

Orthofix International N.V.
(Exact name of Registrant as specified in its charter)

Netherlands Antilles	0-19961	N/A
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

7 Abraham de Veerstraat
Curacao
Netherlands Antilles	N/A
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

On March 14, 2008, in connection with the Compensation Committee (the "Committee") of the Board of Directors of Orthofix International N.V. (the "Company") performing its annual review of base salaries of officers of the Company, the Committee approved increases in the annual base salaries of certain of the Company's Named Executive Officers (as determined in accordance with Instruction 4 of Item 5.02 of Form 8-K).  The annual base salaries increased as follows: (i) Alan Milinazzo, the Company's Chief Executive Officer, from $451,500 to $500,000; (ii) Michael M. Finegan, the Company's Vice President of Corporate Development, from $257,250 to $280,000; (iii) Raymond C. Kolls, the Company's Senior Vice President, General Counsel and Corporate Secretary, from $242,948 to $280,000; and (iv) Bradley R. Mason, the Company's Vice President and President of Breg, Inc., from $283,250 to $300,000.  As in prior years, the raises were retroactive to January 1.  The increases in salary were determined based upon a variety of factors, including position and performance, as well as our current executive compensation philosophy and comparison to the publicly available information regarding the executive compensation of our current peer group companies.

The salary of Timothy Adams, the Company's Chief Financial Officer, did not increase, as he was recently hired to that position in November 2007. The salary of Oliver Burkhardt, President of the Company's spine divison, did not increase, as his current salary was set by the Committee in November 2007. In accordance with the terms of his current employment arrangements with the Company, the salary of Thomas Hein, the Company's Vice President – Finance (and former Chief Financial Officer of the Company) also did not increase.

The salary increases of the Named Executive Officers listed above modify the salary component of each such person's employment agreement with the Company and, as such, are considered amendments to those agreements in accordance with their terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOFIX INTERNATIONAL N.V.

By:	/s/ Timothy M. Adams
Name:	Timothy M. Adams
Title:	Chief Financial Officer